Exhibit 99.3
Part II, Item 6. Selected Financial Data
     As Ceil has been classified as a discontinued operation, the following amounts in the selected financial data have been updated to give effect to the Bozzano Sale Transaction – See “Recent Developments” in Exhibit 99.1. In addition, the following share and per share information included in the selected financial data has been retroactively restated to give effect to the September 2008 1-for-10 reverse stock split – See “Recent Developments” in Exhibit 99.1.
     The Consolidated Statements of Operations Data for each of the years in the five-year period ended December 31, 2007 and the Balance Sheet Data as of December 31, 2007, 2006, 2005, 2004 and 2003 are derived from the Company’s Consolidated Financial Statements, which have been audited by KPMG LLP, an independent registered public accounting firm. The Selected Consolidated Financial Data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.4 and the Company’s Consolidated Financial Statements and the Notes to the Consolidated Financial Statements in Exhibit 99.5.

	Year Ended December 31,
	(in millions, except per share amounts)
	2007 (a)	2006 (b)	2005 (c)	2004	2003 (d)
Statement of Operations Data:
Net sales	$1,367.1	$1,298.7	$1,303.5	$1,276.2	$1,281.4
Gross profit	861.4	771.0	810.5	801.8	790.2
Selling, general and administrative expenses	735.7	795.6	746.3	710.1	761.5
Restructuring costs and other, net	7.3	27.4	1.5	5.8	6.0
Operating income (loss)	118.4	(52.0)	62.7	85.9	22.7
Interest Expense	135.6	147.7	129.5	130.6	174.1
Loss on early extinguishment of debt	0.1	23.5	9.0 (e)	90.7 (f)	0.4
Loss from continuing operations	(19.0)	(252.1)	(85.3)	(152.3)	(155.1)
Income from discontinued operations	2.9	0.8	1.6	9.8	1.3
Basic and diluted loss from continuing operations per common share	$(0.38)	$(6.04)	$(2.21)	$(4.87)	$(23.95)

Basic and diluted income from discontinued operations per common share	$0.06	$0.02	$0.04	$0.31	$0.20

Weighted average number of common shares outstanding (in millions): (g)
Basic and diluted	50.4	41.7	38.6	31.3	6.5

	Year Ended December 31,
	(in millions)
	2007 (a)	2006 (b)	2005 (c)	2004	2003 (d)
Balance Sheet Data:
Total assets	$889.3	$931.9	$1,043.7	$1,000.5	$892.2
Total indebtedness	1,440.6	1,506.9	1,418.4	1,355.3	1,897.2
Total stockholders’ deficiency	(1,082.0)	(1,229.8)	(1,095.9)	(1,019.9)	(1,725.6)

(a)	Results for 2007 include restructuring charges of approximately $4.4 million and $2.9 million in connection with the 2006 Programs and the 2007 Programs, respectively.

(b)	Results for 2006 include charges of $9.4 million in connection with the departure of Mr. Jack Stahl, the Company’s former President and Chief Executive Officer, in September 2006 (including $6.2 million for severance and related costs and $3.2 million for the accelerated amortization of Mr. Stahl’s unvested options and unvested restricted stock), $60.4 million in connection with the discontinuance of the Vital Radiance brand and restructuring charges of approximately $27.6 million in connection with the 2006 Programs.

(c)	Results for 2005 include expenses of approximately $44 million in incremental returns and allowances and approximately $7 million in accelerated amortization cost of certain permanent displays related to the launch of Vital Radiance and the re-stage of the Almay brand.

(d)	Results for 2003 include expenses of approximately $31.0 million related to the accelerated implementation of the stabilization and growth phase of the Company’s prior plan.

(e)	The loss on early extinguishment of debt for 2005 includes: (i) a $5.0 million prepayment fee related to the prepayment in March 2005 of $100.0 million of indebtedness outstanding under the 2004 Term Loan Facility of the 2004 Credit Agreement with a portion of the proceeds from the issuance of Products Corporation’s Original 9 1/2% Senior Notes (as defined in Note 8 “Long-Term Debt” to the Consolidated Financial Statements in Exhibit 99.5) and (ii) the aggregate $1.5 million loss on the redemption of all of Products Corporation’s 8 1/8% Senior Notes and 9% Senior Notes (each as hereinafter defined) in April 2005, as well as the write-off of the portion of deferred financing costs related to such prepaid amount.

(f)	Represents the loss on the exchange of equity for certain indebtedness in the Revlon Exchange Transactions (as defined in Note 8 “Long-Term Debt” to the Consolidated Financial Statements in Exhibit 99.5) and fees, expenses, premiums and the write-off of deferred financing costs related to the Revlon Exchange Transactions, the tender for and redemption of all of Products Corporation’s 12% Senior Secured Notes due 2005 (including the applicable premium) and the repayment of Products Corporation’s 2001 credit agreement.

(g)	Represents the weighted average number of common shares outstanding for the period. Upon consummation of Revlon, Inc.’s rights offering in 2003, the fair value, based on NYSE closing price of Revlon, Inc.’s Class A Common Stock was more than the subscription price. Accordingly, basic and diluted loss per common share have been restated for all periods prior to the rights offering in 2003 to reflect the stock dividend of 126,232 shares of Class A Common Stock (as adjusted for the September 2008 1-for-10 reverse stock split). On March 25, 2004, in connection with the Revlon Exchange Transactions, Revlon, Inc. issued 29,996,949 shares of Class A Common Stock (as adjusted for the September 2008 1-for-10 reverse stock split). (See Note 8 “Long-Term Debt” to the Consolidated Financial Statements in Exhibit 99.5). The shares issued in the Revlon Exchange Transactions are included in the weighted average number of shares outstanding since the date of the respective transactions. In addition, upon consummation of Revlon, Inc.’s $110 Million Rights Offering in March 2006, the fair value, based on NYSE closing price of Revlon, Inc.’s Class A Common Stock was more than the subscription price. Accordingly, basic and diluted loss per common share have been restated for all periods prior to the $110 Million Rights Offering in March 2006 to reflect the stock dividend of 296,863 shares of Class A Common Stock (as adjusted for the September 2008 1-for-10 reverse stock split). In addition, upon consummation of Revlon, Inc.’s $100 Million Rights Offering in January 2007, the fair value, based on NYSE closing price of Revlon, Inc.’s Class A Common Stock on the consummation date was more than the subscription price. Accordingly, the basic and diluted loss per common share have been restated for all prior periods prior to the $100 Million Rights Offering to reflect the implied stock dividend of 1,171,549 shares (as adjusted for the September 2008 1-for-10 reverse stock split).

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